Exhibit 3.1

FIFTH

AMENDED AMD RESTATED

CERTIFICATE OF INCORPORATION

OF

XERIS PHARMACEUTICALS, INC.

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

XERIS PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on July 29, 2005 under the name Xeris Pharmaceuticals, Inc. and amended and restated pursuant to an Amended and Restated Certificate of Incorporation effective March 10, 2011, a Second Amended and Restated Certificate of Incorporation effective July 5, 2011, a Third Amended and Restated Certificate of Incorporation effective September 12,2014, as amended by that Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, effective December 22, 2014, and a Fourth Amended and Restated Certificate of Incorporation effective December 28, 2015.

SECOND: The Fifth Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Fifth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference (the “Restated Certificate”).

IN WITNESS WHEREOF, Xeris Pharmaceuticals, Inc. has caused this Fifth Amended and Restated Certificate to be signed by the President and Chief Executive Officer as of May 17, 2017.

XERIS PHARMACEUTICALS, INC.

By:	/s/ Paul R. Edick
Paul R. Edick
President and Chief Executive Officer

EXHIBIT A

FIFTH

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XERIS PHARMACEUTICALS, INC.

ARTICLE I

The name of this Corporation is Xeris Pharmaceuticals, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801-1120 and the name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock authorized to be issued is 52,401,988 shares. 30,450,994 shares shall be Common Stock, par value $0.0001 per share (“Common Stock”), and 21,950,994 shares shall be Preferred Stock, par value $0.0001 per share (“Preferred Stock”), 1,864,797 of which shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred”), 5,732,338 of which shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred”), and 14,353,859 of which shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred).

B. Rights, Preferences and Restrictions of Preferred Stock. The respective rights, preferences, privileges and restrictions granted to and imposed on each series of Preferred Stock are as set forth below in this Section B of Article IV.

1. Dividend Provisions.

(a)    The holders of shares of Preferred Stock shall be entitled to receive, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder) on the Common Stock or any other class or series of stock of the Corporation, dividends on each share of Series A Preferred at the rate of 8.0% of the Original Series A Purchase Price (as defined below) per annum, dividends on each share of Series B Preferred at the rate of 8.0% of the Original Series B Purchase Price (as defined below) per annum, and dividends on each share of Series C Preferred at the rate of 8.0% of the Original Series C

Purchase Price (as defined below) per annum when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Any amounts to be so paid for which assets are not legally available shall be paid promptly as assets become legally available therefor. No dividends shall be declared or paid, and no distribution shall be made (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder), on any shares of Common Stock until dividends in the total amount of 8.0% of the Original Series A Purchase Price per share per annum on the Series A Preferred shall have been paid for each fiscal year for which the Series A Preferred has been outstanding, dividends in the total amount of 8.0% of the Original Series B Purchase Price per share per annum on the Series B Preferred shall have been paid for each fiscal year for which the Series B Preferred has been outstanding, and dividends in the total amount of 8.0% of the Original Series C Purchase Price per share per annum on the Series C Preferred shall have been paid for each fiscal year for which the Series C Preferred has been outstanding. After the payment of the dividends described in this Subsection 1(a), any additional dividends (other than dividends payable in Common Stock for which appropriate adjustment is made hereunder) declared or paid in any year shall be declared or paid on the Series A Preferred, Series B Preferred, Series C Preferred and Common Stock then outstanding on an as-converted to Common Stock basis.

(b)    Any dividend or distribution which is declared by the Corporation and payable with assets of the Corporation other than cash or Common Stock shall be valued in accordance with the provisions of Subsection 2(c)(ii) below.

2    Liquidation Preference.

(a)    Upon the occurrence of any Liquidation Event (as defined in Subsection 2(c)(i) below), the holders of Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any payment to or distribution of any of the assets of the Corporation to the holders of Common Stock or any other security ranking junior in priority to the Preferred Stock by reason of their ownership thereof, (i) with respect to the Series C Preferred, an amount per share of Series C Preferred then held by them equal to the sum of (A) $6.2705 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series C Purchase Price”) plus (B) an amount equal to any declared but unpaid dividends thereon (such sum, the “Series C Liquidation Amount”); (ii) with respect to the Series B Preferred, an amount per share of Series B Preferred then held by them equal to the sum of (A) $3.319 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series B Purchase Price”) plus (B) an amount equal to any declared but unpaid dividends thereon (such sum, the “Series B Liquidation Amount”), and (iii) with respect to the Series A Preferred, an amount per share of Series A Preferred then held by them equal to the sum of (A) $1.02 (as adjusted to reflect stock, dividends, stock splits, combinations, recapitalizations and the like with respect to such shares) (the “Original Series A Purchase Price”) plus (B) an amount equal to any declared but unpaid dividends thereon (such sum, the “Series A Liquidation Amount”). The Original Series C Purchase Price, Original Series B Purchase Price, and the Original Series A Purchase Price are sometimes collectively referred to herein as an “Original Issue Price” If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Series C Liquidation Amount, Series B Liquidation Amount and

Series A Liquidation Amount, as applicable, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock, Series B Preferred Stock, and Series A Preferred Stock in proportion to the relative preferential amounts that each such holder is otherwise entitled to receive.

(b)    After payment to the holders of the Preferred Stock of the amounts set forth in Subsection 2(a), any additional remaining assets shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Restated Certificate immediately prior to such Liquidation Event.

(c)    (i)    Unless waived in any specific instance by (i) the holders of at least 60% of the shares of Preferred Stock then outstanding, voting or acting together as a single class on an as-converted to Common Stock basis, and (ii) the holders of a majority of the shares of Series C Preferred Stock then outstanding, voting or acting together as a single class on an as-converted to Common Stock basis, in any specific instance a “Liquidation Event” shall be defined as any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least a majority of the voting power of the surviving or acquiring entity, or its direct or indirect parent entity (except that the sale by the Corporation of shares of its capital stock to investors in bona fide equity financing transactions, or in a Qualified Public Offering, shall not be deemed a Liquidation Event for this purpose) or (B) a sale, exclusive license or other disposition or transfer of all or substantially all of the assets of the Corporation in any transaction or series of related transactions, including a sale, exclusive license or other disposition or transfer of all or substantially all of the assets of the Corporation’s subsidiaries, if such assets constitute substantially all of the assets of the Corporation and such subsidiaries taken as a whole.

(ii)    In any of such events, if the consideration received by or with respect to the Corporation is other than cash or securities, its value will be deemed its fair market value as determined in good faith by a majority of the Board of Directors. Any securities to be delivered to the holders of the Preferred Stock or Common Stock, as the case may be, shall be valued as follows:

(A)    If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) day period ending three (3) days prior to the closing;

(B)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day period ending three (3) days prior to the closing; and

(C)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by a majority of the Board of Directors of the Corporation.

(iii)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the value determined as provided in Subsection 2(c)(ii)(A) or (ii)(B) above to reflect the approximate fair market value thereof, as determined in good faith by a majority of the Board of Directors,

(d)    (i)    The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such Liquidation Event, or twenty (20) days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section B.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The consummation of the Liquidation Event shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such notice and other requirements may be shortened, modified or waived entirely upon the Corporation’s receipt of written consent of (i) the holders of 60% of the Preferred Stock entitled to such notice rights or similar notice rights, voting or acting together as a single class on an as-converted to Common Stock basis, and (ii) the holders of a majority of the shares of Series C Preferred Stock then outstanding, voting or acting together as a single class on an as-converted to Common Stock basis.

(ii)    In the event the requirements of this Subsection 2(d) are not complied with, the Corporation shall either:

(A)    cause such closing to be postponed until such time as the requirements of this Section B.2 have been complied with; or

(B)    cancel such Liquidation Event, in which event the respective rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(c)(i) above.

(e)    Upon the consummation of a Liquidation Event pursuant to Section 2(c)(i) above, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the operative agreement for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(e), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall not be deemed to be Additional Consideration.

3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of each series of Preferred Stock, by dividing (x) the applicable Original Purchase Price for such series of Preferred Stock by (y) the Conversion Price in effect for such series of Preferred Stock on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for the Series A Preferred shall be the Original Series A Purchase Price. The initial Conversion Price per share for the Series B Preferred shall be the Original Series B Purchase Price. The initial Conversion Price per share for the Series C Preferred shall be the Original Series C Purchase Price. The Conversion Price for the shares of each series of Preferred Stock shall be subject to adjustment as set forth in Subsection 3(d) below.

(b)    Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect immediately upon the earlier of:

(i)    immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”): (A) at a public offering price (prior to underwriter’s discounts or commissions and offering expenses) of not less than $9.40 per share (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to the Common Stock); and (B) with aggregate gross proceeds to the Corporation of at least $30,000,000 (an offering meeting the conditions specified in this Subsection 3(b)(i), a “Qualified Public Offering”); or

(ii)    the date specified by written consent or agreement of (x) the holders of at least 60% of the then outstanding shares of Preferred Stock, voting or acting together as a single class on an as-converted to Common Stock basis, and (y) the holders of a majority of the shares of Series C Preferred Stock then outstanding, voting or acting together as a single class on an as-converted to Common Stock basis.

(c)    Mechanics of Conversion.

(i)    Before any holder of any series of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Subsection 3(a) above and upon the occurrence of the events specified in Subsection 3(b) above, as the case may be, such holder shall surrender the certificate or certificates therefor (or lost stock affidavits therefor), duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock and if such conversion is to be effected pursuant to Subsection 3(a) above, shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder’s shares, which shall in any event be deemed to have converted, automatically and without any further action on the part of the holder or the Corporation, in accordance with Subsection 3(b) above. The Corporation shall, as soon as practicable thereafter, (i) issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and (ii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock (or lost stock affidavits therefor) to be converted (or on such later date requested by the holder or on such earlier date agreed to by the Corporation and the holder), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii)    If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, or any event that would be deemed to be a Liquidation Event under Subsection 2(c)(i) above, the conversion may, at the election of the holder, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Event, as the case may be, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or of such Liquidation Event, as the case may be.

(d)    Conversion Price Adjustments. The Conversion Price with respect to each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    (A)    If the Corporation shall issue, after the first issuance of Series C Preferred Stock following the filing of this Restated Certificate, any Additional Stock (as defined in Subsection 3(d)(ii) below) without consideration or for a consideration price per share less than the Conversion Price of the Series C Preferred, Series B Preferred or Series A Preferred, as applicable, in effect immediately prior to the issuance of such Additional Stock (a “Qualifying Dilutive Issuance”), the Conversion Price for the Series C Preferred, Series B Preferred or the Series A Preferred, respectively, shall (except as otherwise provided for in Subsection 3(d)(1)(B)), concurrent with such Qualifying Dilutive Issuance, be adjusted to a price determined by multiplying the Conversion Price of the Series C Preferred, Series B Preferred or Series A Preferred, as applicable, in effect immediately prior to such Qualifying Dilutive Issuance by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Subsection 3(d)(i)(E)(l) or (i)(E) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Subsections 3(d)(i)(E)(l) and 3(d)(i)(E)(2)) plus the number of shares of Additional Stock being issued in such Qualifying Dilutive Issuance. For example, if after the filing of this Restated Certificate, the Corporation issues 1,000,000 shares of Common Stock for consideration per share of $0.75 and assuming there are 5,000,000 shares of Common Stock deemed outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Subsection 3(d)(i)(E)(1) or (i)(E)(2)), the Conversion Price of the Series C Preferred immediately would be reduced (and the Conversion Price of the Series A Preferred and Series B Preferred would be reduced in a similar manner based on the respective Conversion Price of the Series A Preferred and Series B Preferred) to the price determined by multiplying $6.2705, the Series C Conversion Price then in effect, by the following fraction:

	5,000,000	+	$0.75 x 1,000,000 $6,2705

	5,000,000	+	1,000,000

=	5,119,607.69
	6,000,000.00
=	0.8533

resulting in an adjusted Series C Conversion Price of $5.3504 (i.e., $6.2705 x 0.8533) and an adjusted conversion rate of 1.1720:1 (i.e., $6.2705 / $5.3504. Notwithstanding the numerical illustration set forth above, to the extent there is any confusion between the written description of the Conversion Price adjustment and the numerical illustration of the same, the written description shall control.

(B)    No adjustment of the Conversion Price with respect to a series of Preferred Stock shall be made if such adjustment would be in an amount less than one cent per share, but such adjustments shall be carried forward on a cumulative basis until an adjustment to such Conversion Price (together with all previous adjustments so carried forward) of at least one cent per share is made thereto. Except to the limited extent provided for in Subsection 3(d)(i)(E)(3) or (i)(E)(4), no adjustment of the Conversion Price for any series of Preferred Stock pursuant to this Subsection 3(d) shall have the effect of increasing any such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other similar expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined pursuant to Subsection 2(c)(ii) above.

(E)    In the case of the issuance (whether before, on or after the filing of this Restated Certificate) of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock, the following provisions shall apply for all purposes of Subsection 3(d)(ii) and Subsection 3(d)(ii):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsection 3(d)(i)(C) and 3(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of (including, without limitation, shares issuable with respect to the payment of declared dividends on such conversion), or in exchange (whether or not then convertible or exchangeable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsection 3(d)(i)(C) and 3(d)(i)(D)).

(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (other than anti-dilution provisions substantially comparable to those included herein), the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Subsection 3(d)(i)(E)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection (3)(d)(i)(E)(3) or (4).

(ii)    “Additional Stock” shall mean all shares of Common Stock issued (or deemed to have been issued pursuant to Subsection 3(d)(i)(E)( l) and (i)(E)(2)) by the Corporation after the filing of this Restated Certificate, other than shares of Common Stock (or options therefor) issued or issuable:

(A)    upon conversion of any shares of Preferred Stock;

(B)    to officers, directors or employees of, or consultants or other service providers to, the Corporation as compensation for services, pursuant to a stock option plan or an agreement approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors, as defined in Section 4(c)(ii), then in office);

(C)    to banks, savings and loan associations, equipment lessors or other similar lending institutions in connection with such entities providing working capital credit facilities or equipment financing to the Corporation for a non-equity financing purpose, or commercial lessors in connection with lease transactions for the Corporation’s offices, approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors then in office);

(D)    pursuant to a transaction for which an adjustment of the Conversion Price is made pursuant to Subsection 3(d)(iii) below;

(E)    pursuant to any dividend or distribution on the Preferred Stock and dividends payable in Common Stock for which appropriate adjustment is made hereunder;

(F)    pursuant to bona fide business or technology acquisitions of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, reorganization or otherwise, which is approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors then in office);

(G)    pursuant to or in connection with collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors then in office);

(H)    pursuant to the sale of shares of the Corporation’s capital stock in connection with a firm commitment underwritten public offering and any agreement allocating shares of capital stock in connection with such public offering;

(I)    upon the exercise of warrants or other securities or rights exercisable to purchase the Corporation’s capital stock that were outstanding as of the filing of this Restated Certificate;

(J)    pursuant to the issuance of shares of the Corporation’s capital stock or upon the exercise of options, warrants or other agreements to purchase the Corporation’s capital stock, in each case that are issued for charitable purposes and that are approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors then in office); or

(K)    by virtue of the operation of the anti-dilution provisions set forth in Subsection 3(d),

(iii)    In the event the Corporation should at any time or from time to time after the filing of this Restated Certificate fix a record date for the effectuation of a split or a subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) without a corresponding adjustment to the Preferred Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of each series of Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)    If the number of shares of Common Stock deemed outstanding at any time after the filing of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock without a corresponding adjustment to the Preferred Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v)    In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), and the dates of such Subsequent Dilutive Issuances occur within a period of no more than ninety (90) days after the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price shall be adjusted to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(e)    Other Distributions. Subject to Section B.1 above, in the event the Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights that are not Common Stock Equivalents, then, in each such case, the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

(f)    Recapitalizations. If at any time or from time to time after the filing of this Restated Certificate, there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for elsewhere in this Section B.3 or a Liquidation Event provided for in Section B.2 above) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.3 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section B.3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as prior to that event as may be practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with 0.5 being rounded up). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock that the holder is at the time converting (or are being automatically converted) into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion (including, without limitation, shares issuable with respect to the payment of declared but unpaid dividends on the shares converted).

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section B.3. the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.

(h)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of 60% of the outstanding shares of such series of Preferred Stock that the downward adjustment is applicable to (voting together as a single class, on an as-converted basis). Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(i)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, however, that such notice period may be shortened and the right to such notice (or any other notice hereunder) may be waived with the written consent of holders of 60% of the then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(j)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k)    Notices. Any notice required by the provisions of this Section B.3 to be given to the holders of shares of Preferred Stock shall be deemed given five (5) days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

4. Voting Rights: Protective Provisions.

(a)    General Voting Rights. The holder of each share of each series of Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such holder’s shares of Preferred Stock could then be converted, with full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as required by law or as expressly provided herein, including the protective provisions in Subsection 4(d) below, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation; and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, provided that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to (or waiver of any provision of) this Restated Certificate that relates solely to the terms of the Preferred Stock, if the holders of Preferred Stock are entitled to vote thereon pursuant to this Restated Certificate or pursuant to the DGCL. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with 0.5 being rounded upward).

(b)    Adjustment in Authorized Common Stock. The authorized number of shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for the exercise of options or warrants or the conversion of Preferred Stock) by (in addition to the vote of the holders of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote, voting as a single class on an as-converted to Common Stock basis, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c)    Board of Directors.

(i)    Series C Directors. The holders of the Series C Preferred, voting or acting as a separate class, shall be entitled to elect two (2) members (the “Series C Preferred Directors”) of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders or of the holders of the Series C Preferred for the election of directors.

(ii)    Series A/B Directors. The holders of the Series B Preferred and Series A Preferred, voting or acting together as a single class on an as-converted basis, shall be entitled to elect two (2) members (the “Series A/B Directors” together with the Series C Preferred Directors, the “Preferred Directors”) of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders or of the holders of the Series B Preferred and Series A Preferred for the election of directors,

(iii)    Preferred and Common. The holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv)    To the maximum extent allowed by the DGCL, any director who was elected by a specified series, class or classes of shares may be removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of the holders of the shares of the series, class or classes of shares which initially elected such director. Such vote may be given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Each director so elected shall hold office until the next annual meeting of shareholders or until a successor has been elected and qualified. The stockholders of the specified series or class entitled to vote upon the election of any director from which a vacancy arose may elect a director at any time to fill such vacancy not filled by the directors.

(v)    The provisions of this subsection B.4(c) are subject to that certain Fourth Amended and Restated Voting Agreement, dated on or about the date of the filing of this Restated Certificate, by and among the Corporation and certain holders of Common Stock and Preferred Stock, as such agreement may be restated, amended, supplemented or otherwise modified from time to time.

(d)    Protective Provisions. In addition to any other vote required by law or the Restated Certificate with respect to any matter that affects the powers, preferences or special rights of the Preferred Stock or a series thereof, the Corporation shall not (whether by merger, consolidation, reorganization, recapitalization, transfer of assets or otherwise), without first obtaining the approval (by vote or written consent, as permitted by law) of the holders of at least 60% of the then-outstanding shares of the Preferred Stock, voting or acting together as a single class on an as-converted to Common Stock basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    take any action, including by way of amendment to the Restated Certificate or the Company’s Bylaws, to amend or change the rights, preferences, privileges or powers of the Preferred Stock;

(ii)    take any action, including amending, altering or repealing any provision of the Restated Certificate or Bylaws by way of merger, consolidation or otherwise, that would adversely affect the rights, powers, preferences or privileges of the Preferred Stock;

(iii)    amend, alter or repeal any provision of the Restated Certificate or Bylaws;

(iv)    increase or decrease (other than by conversion or redemption) the authorized shares of Common Stock or any series of Preferred Stock;

(v)    authorize, create or issue any shares of any class of capital stock having, or reclassify any existing shares of equity securities into shares having, any rights, preferences or privileges superior to or on parity with the Preferred Stock, in right of redemption, liquidation preference, voting or dividends, or increase the authorized or designated number of shares of any such new class or series;

(vi)    authorize or consummate any Liquidation Event or effect any merger or consolidation with another entity, sell, exclusively license or otherwise dispose of a critical asset or technology, or sell, exclusively license or otherwise dispose of more than fifty-one percent (51%) of its assets or properties in any single transaction or series of related transactions;

(vii)    redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Preferred Stock or options to purchase capital stock, other than (x) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other service providers pursuant to agreements to repurchase such stock at cost (or, if lower, fair market value, if so provided in the agreement) in connection with the occurrence of certain events, such as the termination of services by the Corporation, (y) redemptions, repurchases or acquisitions of shares of Common Stock, Preferred Stock or options to purchase capital stock approved by the Board of Directors, including a majority of the Preferred Directors then in office, or (z) the exercise of rights of first refusal;

(viii)    increase or decrease the number of authorized directors of the Corporation’s Board of Directors to a number less than five (5) or more than seven (7);

(ix)    declare a dividend or distribute cash or property to holders of Common Stock through dividends (other than a stock split effected in the form of a stock dividend for which appropriate adjustment is made to the Preferred Stock);

(x)    incur, create, assume, become liable in any manner with respect to, or permit to exist any indebtedness for borrowed money (including without limitation, capitalized leases), except for indebtedness not exceeding $500,000 in the aggregate or otherwise approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors then in office);

(xi)    amend or modify any existing stock option plan or stock ownership plan or adopt any new stock option plan or stock ownership plan, other than an amendment, modification or adoption approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors then in office);

(xii)    enter into or be a party to any transaction with any director, officer, or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of any such person, except for transactions made in the ordinary course of business and pursuant to reasonable requirements of the Corporation’s business and upon fair and reasonable terms that are approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors then in office);

(xiii)    create any subsidiary or make any investment in any other entity, or dispose of the stock of such a subsidiary, or all or a material portion of the assets of any such subsidiary if such assets represent a critical asset or technology of the Corporation, in each case unless approved by the Board of Directors (including the approval or consent of the majority of the Preferred Directors); or

(xiv)    amend this Subsection 4(d).

(e)    Status of Converted Stock. In the event any shares of Preferred Stock should be converted pursuant to Section B.3 above or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be canceled and shall not be issuable by this Corporation. The Restated Certificate shall be amended at such time or times as the Corporation deems it reasonably practicable to effect the corresponding reduction in the Corporation’s authorized stock.

C. Common Stock. Except as otherwise provided herein, the rights granted to the Common Stock are as set forth below:

1. Dividend Rights. Subject to the provisions of Section B.l and Subsections B.3(e) and B.4(d) of this Article IV, the holders of the Common Stock shall be entitled to receive, when, as, and if, declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section B.2 of this Article IV.

3. Voting Rights. In addition to the voting rights for the election of directors set forth in Section B.4 of this Article IV, the holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Restated Certificate and Bylaws of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the DGCL. There shall be no cumulative voting. Notwithstanding anything to the contrary contained herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for the exercise of options or warrants or the conversion of Preferred Stock) as set forth in Subsection B.4(b) of this Article IV.

ARTICLE V

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation or by operation of law shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation or by operation of law shall not adversely affect any right or protection of a director, officer, employee, agent, or other person existing at the time of, or increase the liability of any director, officer, employee, agent or other person with respect to, any acts or omissions of such director, officer, employee, agent or other person occurring prior to, such amendment, repeal or modification.

ARTICLE VII

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Subject to the provisions of Subsections B.4(c) and B.4(d) of Article IV hereof, the number of directors of this Corporation shall be set from time to time by resolution of the Board of Directors.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

Subject to any additional vote required by the Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conformed by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE XI

To the fullest extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation. A “Covered Person” is (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any entity that is a holder of Preferred Stock and that is principally in the business of investing and reinvesting in other entities, including any partner, member, director, stockholder, employee or agent of any such entity. The definition of “Covered Person” excludes any person who is an employee of the Corporation or any of its subsidiaries. A “Specified Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of a Covered Person, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any repeal or modification of this ARTICLE XI will only be prospective and will not affect the rights under this ARTICLE XI in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.